                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                FORWARD INDUSTRIES, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11:
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total fee paid:
                ----------------------------------------------------------
                Set forth the amount on which the filing fee is calculated and state how it was determined

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

Forward Industries, Inc.

June 15, 2001

To Our Shareholders:

    Fiscal 2000 was an important transitional year for Forward Industries. We continued our efforts to transform your Company from a manufacturing based organization to one focused on sales, marketing and design. We consolidated our U.S. activities to a single location in Pompano Beach, Florida, so that we could operate more cost effectively, efficiently and, most importantly, so that we would be in a better position to coordinate and execute the Company's ambitious growth plans. We are already beginning to realize the benefits of that move.

    During 2000 we paved the way for the Company's future and laid the groundwork for an important alliance with Motorola that we signed in February of 2001. We are working together to increase Motorola's market share for personalized accessories, which include carry cases and face and back plates that are sold for its wireless products in the European, Middle Eastern and African (EMEA) markets. It is expected that approximately 450 million cellular phones will be sold worldwide in 2001, with about 53%, or 239 million, in the EMEA markets. We were able to secure this alliance due to our 15-year working relationship with Motorola, our 6 years experience in Europe, as well as other competitive advantages, including our top-notch design facilities, ISO 9002 certification, and our reputation for on-time delivery of high quality products at attractive prices.

    As previously announced, this new venture will begin to incur start-up costs in the third and fourth quarters before achieving expected associated revenues towards the end of the fourth quarter of fiscal 2001 or the beginning of the first quarter of fiscal 2002. Although these costs may continue to affect our short-term results, the long-term benefits of this alliance should overshadow any temporary variations in our results. We consider our alliance with Motorola a milestone that will help lead our Company into the next decade.

    For the fiscal year ended September 30, 2000, we reported net sales of $14.4 million, and net income of $92,000 or $.01 per share. These results were impacted by the product launch timing of our largest customer, to whom we made substantial shipments in the first quarter of 2001. Importantly, we closed the year in a strong financial position, with lower debt and an improved current ratio.

    Net sales for the first two quarters of 2001 rose 127% and 71% respectively over the fourth quarter of 2000. Our gross profit margins reached 39.8% and 31.4% up from 31.0% in fiscal 2000, primarily the result of the consolidation discussed above. Additionally, operating expenses declined in the first two quarters compared to the same quarters of the prior year as a result of lower compensation costs and other savings principally associated with the consolidation.

    During the first half of fiscal 2001 we repurchased 159,000 shares of the Company's stock to complete a 296,000-share or five percent stock buyback. This not only increases your effective ownership interest in Forward, but is also an indication of our positive outlook for the Company.

    On behalf of the Board of Directors, we would like to take this opportunity to thank our employees and shareholders for their past support and continued commitment to the success of our Company.

Yours truly,

Jerome E. Ball                                 Michael Schiffman
CHAIRMAN AND CEO                               PRESIDENT AND COO

                            FORWARD INDUSTRIES, INC.
                                1801 GREEN ROAD
                                    SUITE E
                          POMPANO BEACH, FLORIDA 33064
                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING

    To the Shareholders of Forward Industries, Inc. (the "Company"), 1801 Green Road, Suite E, Pompano Beach, Florida 33064

    Notice is hereby given that the Annual Shareholders' Meeting of the Company will be held on Tuesday, July 10, 2001, at 10:00 A.M. Eastern Standard Time, at the offices of the Company, 1801 Green Road, Suite E, Pompano Beach, Florida 33064, for the following purposes:

    1.  To elect a Board of Directors for the ensuing year.

    2. To ratify the appointment of Ernst & Young, LLP as the independent auditors and accountants for the Company for the year ending September 30, 2001.

    3.  To transact such other business as may properly come before the meeting.

    All shareholders are invited to attend the meeting. Shareholders of record at the close of business on June 7, 2001, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. A complete list of shareholders entitled to notice of and vote at the meeting will be open to examination by shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 1801 Green Road, Suite E, Pompano Beach, Florida 33064.

    Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        STEPHEN SCHIFFMAN
                                        SECRETARY

Pompano Beach, Florida
June 15, 2001

                            FORWARD INDUSTRIES, INC.
                                1801 GREEN ROAD
                                    SUITE E
                          POMPANO BEACH, FLORIDA 33064
                                 (954) 360-6420

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    The accompanying proxy is solicited by the Board of Directors of Forward Industries, Inc. (the "Company") for use at the Annual Shareholders' Meeting (the "Annual Meeting") to be held Tuesday, July 10, 2001, at 10:00 A.M. Eastern Standard Time, at the offices of the Company, 1801 Green Road, Suite E, Pompano Beach, Florida 33064 and any adjournment thereof.

    This proxy material is first being mailed to shareholders commencing on or about June 15, 2001.

                           VOTING SECURITIES; PROXIES

    The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers, consultants and employees of the Company, without extra remuneration, may also solicit proxies personally by facsimile and by telephone. In addition to mailing copies of this material to shareholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others, to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

    The holders of a majority of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), present in person or represented by proxy shall constitute a quorum at the Annual Meeting. The approval of a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for election of the nominees as directors. In all other matters, the affirmative vote of the majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the adoption of such matters.

    The form of proxy solicited by the Board of Directors affords shareholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Common Stock represented by the proxy will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited shareholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not have the effect of votes in opposition to a director or "against" any other proposal to be considered at the Annual Meeting.

    All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for director and FOR the approval of Proposal 2 and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

    A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

    The Board of Directors has fixed the close of business on June 7, 2001 as the record date for shareholders entitled to notice of and to vote at the meeting and any adjournment. At the close of business on June 7, 2001, 5,825,641 shares of Common Stock were outstanding and eligible for voting at the meeting. Each shareholder of record is entitled to one vote for each share of Common Stock held on all matters that come before the meeting.

NO DISSENTER'S RIGHTS

    Under New York law, shareholders are not entitled to dissenter's rights of appraisal with respect to Proposal 2.

                                   PROPOSAL 1
                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

    The number of directors of the Company is set by a resolution adopted by a majority of the entire Board of Directors. The number of directors is currently fixed at six. The number of directors to be elected at the Annual Meeting to constitute the Board of Directors has also been fixed at six. The directors are to be elected to hold office for a period of one year, and in any event until a successor has been elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors, unless the shareholder indicates to the contrary on the proxy. Each of the nominees is currently a director of the Company.

    For reelection to the Board of Directors for one-year terms, the Board of Directors has nominated the following individuals, each a current director:

         JEROME E. BALL
         NOAH FLESCHNER
         SAMSON HELFGOTT

NORMAN RICKEN
MICHAEL SCHIFFMAN
THEODORE H. SCHIFFMAN

    The persons named in the accompanying proxy intend to vote for the election as director of the nominees listed herein. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

    The following table sets forth certain information with respect to each person who is currently a director or executive officer of the Company and the individuals nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by such persons. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by each director and executive officer of the Company and the nominees.

NAME                            AGE                     POSITION WITH THE COMPANY
----                          --------                  -------------------------
Jerome E. Ball..............     65      Chief Executive Officer and Chairman of the Board
Theodore H. Schiffman.......     68      Director and Chairman Emeritus
Michael Schiffman...........     36      President, Chief Operating Officer and Director
Noah Fleschner..............     64      Director
Samson Helfgott.............     62      Director
Norman Ricken...............     65      Director
Lawrence Mannes.............     64      Executive Vice President
Douglas W. Sabra............     42      Chief Financial Officer and Vice President
Steven Schiffman............     33      Secretary

Each of the directors holds office until the next annual meeting of shareholders and until his successor has been duly elected and qualified.

    JEROME E. BALL became Chief Executive Officer and Vice Chairman of the Board effective October 1998 and became Chairman of the Board in April 1999. Before joining the Company, Mr. Ball served as Chairman and Chief Executive Officer of George Arzt Communications, a full service public relations firm. Prior to that, Mr. Ball had been president of Balson-Hercules Group, a textile manufacturing company which was sold to a Canadian Stock Exchange listed company, Consoltex Group, Inc., Ltd., where he served until 1996.

    THEODORE H. SCHIFFMAN, a co-founder of the Company, was its Chairman and Chief Executive Officer until October 1998, and has been a director since 1961. He became Chief Financial Officer in July of 1996 and served in that role until February 1998. In October 1998, Mr. Schiffman tendered his resignation and agreed to a five-year consulting and severance arrangement with the Company. The agreement called for Mr. Schiffman to retain his position as Chairman for six months after the date Mr. Ball joined the Company as Vice Chairman. In
April 1999, Mr. Ball assumed the position of Chairman and Mr. Schiffman became Chairman Emeritus.

    MICHAEL SCHIFFMAN has been employed by the Company in various capacities since 1985 and became a director in April 1992. Mr. Schiffman was employed as a salesman for the Company's advertising specialties products in 1985. He became marketing manager for such products in 1987 and, following the acquisition of the custom carrying case business in 1989, was appointed General Manager of that division. Mr. Schiffman has been the Company's Executive Vice-President since 1992. From 1995 through June 1998, Mr. Schiffman was assigned to the Company's Hong Kong operation. Upon his return, he was appointed to President and Chief Operating Officer of the Company. Michael Schiffman is the son of Theodore H. Schiffman and the brother of Stephen Schiffman.

    NOAH FLESCHNER has been Chairman of the Board and Chief Executive Officer of Diversified Data Equipment Corp. and Verified System Solutions, Inc., sellers of new and used computer equipment to dealers and commercial end-users, for more than the past five years. Mr. Fleschner is a Certified Public Accountant.
Mr. Fleschner became a director of the Company in October 1994.

    SAMSON HELFGOTT is a founding partner in the law firm of Helfgott & Karas, P.C. Prior to founding Helfgott & Karas, P.C., Mr. Helfgott served as Counsel to the General Electric Company, Inc. Prior to his employment at General Electric, Mr. Helfgott was a Patent Attorney for Western Electric Company and for IBM Corporation. He has also worked in private practice for various law firms.
Mr. Helfgott holds a Doctorate of Laws degree, cum laude, from Fordham University and is a member of the Bar of the State of New York and is admitted to practice before the United States Patent and Trademark Office and the Canadian Patent Office, the United States Court of Appeals for the Federal Circuit, and the Supreme Court of the United States. Mr. Helfgott became a director of the Company in February 1998.

    NORMAN RICKEN was employed with Toys R Us Inc. for 18 years and served in several key positions including Chief Financial Officer and President--Chief Operating Officer before retiring in 1989 to pursue private investing and consulting work. Mr. Ricken received his BBA from City College in New York and is a Certified Public Accountant. Mr. Ricken became a director of the Company in March 2001.

    STEPHEN SCHIFFMAN has been employed by the Company in various capacities for more than the past five years. Beginning in 1990, Mr. Schiffman was employed in the production department, followed by a move to the Purchasing Department and Inventory Control in the Forward Division. Subsequently, Mr. Schiffman moved to the Marketing Department of the Koszegi division in 1995. Presently, Mr. Schiffman is Vice-President of Marketing and Sales for Terrapin and Secretary of the

Company. Stephen Schiffman is the son of Theodore H. Schiffman and the brother of Michael Schiffman.

    LAWRENCE E. MANNES became Executive Vice President of the Company in August 2000. Prior to joining the Company, Mr. Mannes spent 25 years as the Controller of the Balson-Hercules Group, a textile manufacturing company that was sold to a Canadian Stock Exchange listed company, Consoltex
Group, Inc., Ltd., where he served until 1998. Mr. Mannes was awarded a Bachelors Degree in accounting from Bryant College and is the father-in-law of Douglas Sabra.

    DOUGLAS W. SABRA became Vice President and Chief Financial Officer of the Company in September 2000. Prior to joining the Company, Mr. Sabra was a Controller for Tyco Submarine Systems (now Tycom Ltd.). Mr. Sabra retired from the Coast Guard in 1998 after 22 years of service where he held a variety of financial management positions. Mr. Sabra received an MBA from University of South Florida and a Bachelors of Accounting from Florida International University. He is the son-in-law of Mr. Mannes.

    Pursuant to their respective employment agreements with the Company,
(a) Theodore Schiffman was employed as Chief Executive Officer through
September 30, 1998; however, effective October 1, 1998, Mr. Schiffman tendered his resignation and agreed to a five-year consulting and severance arrangement;
(b) Michael Schiffman is employed as President and Chief Operating Officer through December 31, 2003, with an automatic renewal provision for successive one-year terms unless he or the Company provides 120 days prior notice of their intent to cancel the agreement; and (c) Jerome Ball is employed as Chairman and Chief Executive Officer through December 31, 2002 with an option to renew for an additional two years at Mr. Ball's discretion, provided Mr. Ball is in compliance with the terms of his agreement.

SHAREHOLDER VOTE REQUIRED

    Election of each director requires a plurality of the votes of the shares of Common Stock present in person or requested by proxy at the meeting and entitled to vote on the election of directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY FOR EACH OF THE NOMINEES.

COMMITTEES OF THE BOARD--BOARD MEETINGS

    The Board of Directors does not have a nominating committee or a stock option committee. These functions are performed by the Board as a whole. The Board of Directors has a compensation and an audit committee to assist it in the discharge of its responsibilities, the principal responsibilities and members of which are described below. The Board of Directors met or acted by unanimous written consent on two occasions during the fiscal year ended September 30, 2000. All directors attended all of the meetings held by the Board and committees of which they are members.

    The Compensation Committee is comprised of the independent directors and includes: Samson Helfgott, Noah Fleschner and Norman Ricken. The Committee met once during the last fiscal year. The purpose of the Compensation Committee is to establish and execute compensation policy and programs for the Company's executives.

    The Company has an Audit Committee composed of the independent directors, namely, Samson Helfgott, Noah Fleschner and Norman Ricken, who is Chairman of the Audit Committee. The Committee held three meetings during the fiscal year ended September 30, 2000. Information regarding the functions performed by the Committee is set forth in the following "Report of the Audit Committee." The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of the Charter is included in Appendix A.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

    The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission.

    This report is submitted on behalf of the members of the Audit Committee:

                                        Norman Ricken, Chairman
                                        Noah Fleschner
                                        Samson Helfgott

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Theodore H. Schiffman's son, Stephen Schiffman, is employed by the Company at an annual salary of $50,000. Stephen Schiffman is the Company's Secretary and an administrator of the Company's Terrapin-TM- line of notebook computer carrying cases.

    The Company has paid insurance premiums and interest totaling $62,060 on behalf of Theodore Schiffman. These advances were made pending execution of an agreement between The Theodore H. Schiffman Insurance Trust (the "Schiffman Insurance Trust") and the Company. Under the terms of the proposed agreement, the Company would be repaid upon Mr. Schiffman's death from the proceeds of an insurance policy owned by the Schiffman Insurance Trust. To date, the agreement between the Company and the Trust has not been executed. The Company is currently reviewing the terms of the agreement.

    The Company has made unsecured loans from time to time to Mr. and Mrs. Theodore H. Schiffman and to Mr. Schiffman's son, Michael Schiffman. In 1996, Theodore Schiffman executed a $235,500 promissory note to the Company, bearing interest at 6% per annum. The note was payable annually on September 30 of each year in four installments, each in the sum of $50,000, commencing September 30, 1996 and the remaining balance due at September 30, 2001. The THS Consulting Agreement, effective October 1, 1998, required that the repayment of the note's remaining balance of $93,700 be paid in full from his consulting fees over the five-year term of such agreement. As of May 31, 2001, $48,400 remains outstanding. Michael Schiffman executed a similar promissory note in the principal amount of $50,000, bearing interest at 7% per annum, payable in equal annual installments of $10,000 each September 30 commencing September 30, 1996 through September 30, 2000. The balance was paid in full during Fiscal 2000.

    On April 24, 2000, the Company provided a ninety-day loan to Michael Schiffman, in connection with his duties as President of the Company, in the amount of $370,000, at the prime rate in effect from time-to-time plus three quarters of one percent. The purpose of the loan was to finance construction of his home in connection with the Company's relocation to Florida. The Company was assigned the right to file a mortgage and lien on the property in the event the note was not repaid, as well as a pledge of 350,000 shares of the Company's Common Stock owned by him, as additional security. In Fiscal 2000, Michael Schiffman made payments on the note totaling approximately $86,000. The repayment date for the loan was extended until June 15, 2001. Mr. Schiffman repaid the loan in its entirety on or prior to June 15, 2001.

    Jerome E. Ball purchased one Unit in the 1997 Private Placement for $25,000. Accordingly, the Company was indebted to Mr. Ball in the amount of $10,000, pursuant to the terms of the 1997 Private Placement. In addition, Mr. Ball purchased an additional $60,000 of Notes issued in the 1997 Private Placement from the Company. All notes were converted into an aggregate of 140,000 shares of Common Stock and Private Placement Warrants to purchase 210,000 shares of Common Stock on December 4, 1998. The Private Placement Warrants expired on March 15, 1999. Mr. Ball agreed not to sell or otherwise dispose of securities received upon conversion of the Notes held by him without the Company's consent for a period of one year.

    On December 2, 1998, Michael M. Schiffman purchased $50,000 of the Notes issued in the 1997 Private Placement from the Company. All notes were converted into an aggregate of 100,000 shares of Common Stock and Private Placement Warrants to purchase 150,000 shares of Common Stock on December 4, 1998. The Private Placement Warrants expired on March 15, 1999. Mr. Schiffman agreed not to sell or otherwise dispose of securities received upon conversion of the Notes held by him without the Company's consent for a period of one year.

    On December 2, 1998, Philip B. Kart, the former Chief Financial Officer of the Company, purchased $20,000 of the Notes issued in the 1997 Private Placement from the Company. All such

Notes were converted into an aggregate of 40,000 shares of Common Stock and Private Placement Warrants to purchase 60,000 shares of Common Stock on December 4, 1998. The Private Placement Warrants expired on March 15, 1999. Mr. Kart agreed not to sell or otherwise dispose of securities received upon conversion of the Notes held by him without the Company's consent for a period of one year.

    In July and December 1997, Robert S. Ellin and related investors purchased an aggregate of 5.6 Units in the 1997 Private Placement. On August 11, 1998, Mr. Ellin purchased one half Unit in a privately negotiated transaction for $22,500.

    The Company pays accounting and consulting fees to Miller, Ellin & Company, LLP, a Certified Public Accounting firm. Mr. Robert Ellin's father is a partner in that firm.

    On December 2, 1998, (i) Nancy J. Ellin, the wife of Mr. Ellin, purchased Notes for $55,000 from the Company which were converted into 110,000 shares of Common Stock and Private Placement Warrants to purchase 165,000 shares of Common Stock and (ii) the Robert Ellin Profit Sharing Plan purchased Notes for $45,000 from the Company which were converted into an aggregate of 90,000 shares of Common Stock and Private Placement Warrants to purchase 135,000 shares of Common Stock. The Private Placements Warrants expired on March 15, 1999. Mrs. Ellin and the Robert Ellin Profit Sharing Plan agreed not to sell or otherwise dispose of securities received upon conversion of the Notes held by him and related investors of which he is beneficial owner, without the Company's consent for a period of one year.

    Mr. Ellin received a fee of $40,000 in connection with his recruitment of Jerome E. Ball as the Company's Chief Executive Officer. In December 1999, the Company made a payment of $35,000 to Atlantis Equities, a firm owned by Mr. Ellin, as fees for a consulting arrangement with the Company.

    On September 1, 1995, the Company borrowed $100,000 from Carl Waldman, uncle of Theodore H. Schiffman, for a term of five years pursuant to a promissory note bearing interest at 10% per annum. The note was paid in full fiscal 1999.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors, and persons who beneficially own more than ten percent of a registered class of the Company's equities are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except for an untimely filing of Form 3 for each of Mr. Sabra and Mr. Mannes.

SUMMARY OF COMPENSATION IN FISCAL 2000, 1999, AND 1998

    The following table sets forth certain summary information regarding all cash and non-cash compensation paid by the Company during Fiscal 2000, Fiscal 1999 and Fiscal 1998 to each of its executive officers earning more than $100,000.

                                            ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                 ------------------------------------------   --------------------------------------
                                                                                        AWARDS                    PAYOUTS
                                                                              ---------------------------   --------------------
                                                                    OTHER     RESTRICTED     SECURITIES       LTIP
                                                                   ANNUAL       STOCK        UNDERLYING     PAYOUTS    ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR      SALARY     BONUS     COMP. ($)   AWARDS ($)      OPTIONS         ($)      COMP ($)
---------------------------      --------   --------   --------   ---------   ----------   --------------   --------   ---------
Jerome E. Ball.................     2000    $201,600         --                      --                --      --            --
Chairman of the Board CEO         a 1999    $201,600   $140,000                            250,000 shares

Theodore H. Schiffman..........   b 2000    $ 68,750              $200,000                                             $115,000
Chairman Emeritus                 c 1999    $268,000              $150,000                                             $235,000
                                    1998

Michael Schiffman..............     2000    $230,000   $220,000                            400,000 shares
President & Chief Operating       d 1999    $240,417                                       300,000 shares
  Officer                           1998

Philip Kart....................   e 2000    $121,750   $ 35,000                             75,000 shares              $ 49,500
Chief Financial Officer             1999    $130,000
                                    1998    $ 86,667

------------------------------

(a) For Mr. Ball in Fiscal Year 1999: the Company paid a $20,000 bonus and accrued an additional $140,000 bonus, based on performance estimates available at year-end, and in accordance with his contract. The actual amount of bonus earned for Fiscal Year 1999 was $140,000, of which $120,000 was paid in Fiscal Year 2000.

(b) For Mr. T. Schiffman in Fiscal Year 2000: "Other Annual Compensation" in the amount of $200,000 reflects consulting payments made pursuant to his contractual agreement. "All Other Compensation" reflects a $115,000 severance payment.

(c) For Mr. T. Schiffman in Fiscal Year 1999: Salary in the amount of $68,750 represents amounts paid prior to the effective date of his consulting contract. "Other Annual Compensation" in the amount of $150,000 reflects consulting payments made pursuant to his contractual agreement. All other compensation reflects a $235,000 severance payment.

(d) For Mr. M. Schiffman in Fiscal Year 1999: Salary includes $10,417 as a retroactive adjustment for a salary increase. The Company paid a bonus $25,828 in that year and accrued an additional $194,172 bonus, based on performance estimates available at year-end, and in accordance with his contract. The amount accrued for Fiscal Year 1999 was paid in Fiscal Year 2000.

(e) For Mr. Kart in Fiscal 2000: "All Other Compensation" includes amounts accrued related to his severance. For Fiscal Year 1999: The Company accrued a $40,000 bonus, based on performance estimates available at year-end. The actual amount of bonus earned for Fiscal Year 1999 was $35,000 and was paid in Fiscal Year 2000.

    OPTION GRANTS

    In December 1996, the Board of Directors adopted the 1996 Stock Incentive Plan, pursuant to which up to four million shares of Common Stock may be issued to officers and employees of the Company upon the exercise of incentive stock options and nonqualified stock options. The exercise price of the incentive options may not be less than the fair market value of the Common Stock at the date the option is granted. The exercise price of the nonqualified options is established by the stock option committee. Options generally expire ten years after the date of grant and generally vest as follows; 37% after one year, 67% after two years and fully vest after three years. During Fiscal year 2000 the Company granted 15,000 options each to Mr. Sabra and Mr. Mannes, at the then current market price of $1.50.

    No options were granted to any of the individuals named in the Summary Compensation Table during Fiscal 2000.

STOCK OPTIONS HELD AT END OF FISCAL 2000

    The following table indicates the total number of exercisable and unexercisable stock options held by each executive officer named in the Summary Compensation Table as of September 30, 2000. No options to purchase Common Stock were exercised during Fiscal 2000 and no stock appreciation rights were outstanding during Fiscal 2000. The closing price of the Company's stock at September 30, 2000 was $1.47.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED
                                                               OPTIONS AT SEPTEMBER 30, 2000
                                                              -------------------------------
                                                                                   VALUE OF
                                                                                 UNEXERCISED
                                                                EXERCISABLE/     IN-THE MONEY
NAME                                                           UNEXERCISABLE       OPTIONS
----                                                          ----------------   ------------
Jerome E. Ball..............................................       250,000 / 0       $0
Theodore H. Schiffman.......................................       450,000 / 0    $166,500
Michael Schiffman...........................................       850,000 / 0       $0
Philip B. Kart..............................................   56,250 / 18,750       $0

DIRECTOR'S COMPENSATION

    The Company's employee directors did not receive any additional compensation for their services as directors in Fiscal 2000. Non-employee directors did not receive a fee for serving as such in Fiscal 2000, but were entitled to be reimbursed for expenses associated with attendance at meetings. No such reimbursement was paid in Fiscal 2000. Directors are eligible to participate in the Company's 1996 Stock Option Plan (the "Option Plan"). No such options were granted to any Director in Fiscal 2000.

EMPLOYMENT AGREEMENTS

    Effective October 1, 1997, the Company entered into an employment agreement with Theodore H. Schiffman (the "THS Agreement") pursuant to which
Mr. Schiffman was employed as Chief Executive Officer of the Company. The THS Agreement provided for an annual salary of $275,000 plus annual bonus compensation generally equal to 5% of net pre-tax annual income of the Company in excess of $1,000,000 (which is determined without taking into consideration bonus compensation payable to any employee, including Mr. Schiffman). Effective October 1, 1998, this agreement, which was due to expire on September 30, 2000, was terminated and the Company entered into a consulting agreement with Mr. Schiffman (the "THS Consulting Agreement"). Pursuant to this agreement,
Mr. Schiffman receives an annual consulting fee of $200,000 for a period commencing January 1, 1999 and, ending December 10, 2003. In addition,
Mr. Schiffman will receive severance payments totaling $350,000, of which $200,000 was paid on January 1, 1999 and $150,000 on the 15th-month anniversary thereof ($35,000 of such amount was used for the partial payment of a note due the Company from Mr. Schiffman on September 30, 1999), and a reduction in the exercise price of his 450,000 options to $1.10 per share. Mr. Schiffman stepped down as Chairman six months after the date Mr. Ball joined the Company and thereafter became Chairman Emeritus. If Mr. Schiffman dies during his consulting term, and if the Company is the recipient of at least $1,000,000 of proceeds of insurance on his life, the Company will pay to his widow, or if his wife has predeceased him, his estate, a monthly death benefit of $10,000 for a ten-year period. If the Company is not the recipient of at least $1,000,000 of insurance, such monthly death benefit will be paid for a period of three years, followed by a monthly death benefit of $5,000 for seven years; if his widow dies prior to the end of such ten year period, such payments will cease. The THS Consulting Agreement may be terminated as a result of bad faith conduct on the part of Mr. Schiffman. In addition, Mr. Schiffman has agreed to a three year non-compete arrangement and to maintain confidentiality of trade secrets and work product.

    Effective January 1, 2001, the Company entered into a new employment agreement with Jerome Ball, pursuant to which Mr. Ball is employed as the Chairman and Chief Executive Officer for a period of two years. At the end of the initial two-year period, the agreement may be renewed for an additional two years at Mr. Ball's discretion provided he is in compliance with the terms of the agreement. The agreement provides for an annual salary of $162,000 plus an annual bonus equal to ten percent (10%) of the Company's consolidated pre-tax operating profit (before other bonuses and certain other stock related compensation expenses) in excess of $675,000. In view of Mr. Ball's relocation from New York to Florida in July of 2000 as a result of the Company's move, the Company has agreed to assume Mr. Ball's lease with respect to an apartment in New York City with annual lease payments totaling $63,000. In conjunction with entering into this employment agreement, Mr. Ball was awarded options to acquire 250,000 shares of the Company's Common Stock at an exercise price of $2.00 per share which options vest on January 1, 2005. Such options are subject to immediate vesting in the event the Company's stock price averages $3.50 per share for 180 consecutive days.

    Effective January 1, 2001, the Company entered into a new employment agreement with Michael Schiffman, pursuant to which Mr. Schiffman is employed as the President and Chief Operating Officer for a period of three years. The agreement is thereafter automatically renewed annually for successive one-year terms unless either party provides 120 days prior notice of its intent to cancel the agreement. The agreement provides for an annual salary of $300,000 plus an annual bonus equal to ten percent (10%) of the pre-tax operating profit (before other bonuses and certain other stock related compensation expenses) in excess of $675,000. In conjunction with entering into the new agreement the Company replaced or issued the following options to purchase the Company's Common Stock:

    A. cancelled 300,000 options at $2.00 expiring 11/15/01 and reissued them at $2.00 with a new expiration date of 1/1/06;

    B. cancelled 300,000 options at $3.25 expiring 9/2/04 and reissued them at $3.25 vesting on 1/1/05, but subject to immediate vesting in the event the Company's stock price exceeds $3.50 per share for 180 consecutive days;

    C. issued 200,000 options at $2.50 per share vesting on 1/1/05, but subject to immediate vesting in the event the Company's stock price exceeds $5.00 per share for 180 consecutive days; and

    D. reissued 150,000 options at $1.50 which previously expired on 11/30/00 with a new expiration date of 1/1/06.

    If Mr. Schiffman dies during the term of his agreement and if the Company is the recipient of at least $1,000,000 of proceeds of insurance on his life, the Company will pay to his widow, or if his wife predeceases him, his estate, a monthly death benefit of $5,500 for a ten-year period. If the Company is not the recipient of at least $1,000,000 of insurance, the monthly death benefit of $5,500 will be paid for a period of three years, followed by a monthly death benefit of $2,750 for seven years; if his widow dies prior to the end of such ten year period, such payments will be made to the widow's estate. The Company is presently not the beneficiary of any life insurance with respect to Mr. Schiffman.

    Effective January 1, 2001, the Company entered into an employment agreement with Douglas Sabra pursuant to which Mr. Sabra is employed as the Company's Chief Financial Officer for a period of three years. The agreement is thereafter automatically renewed annually for successive one-year terms unless either party provides 120 days prior notice of its intent to cancel the agreement. The agreement provides for an annual salary of $120,000 subject to annual increases as agreed to by the Company's compensation committee. Additionally, Mr. Sabra is eligible for a performance bonus of up to 50 percent of his annual salary as determined by the Chief Executive Officer. In conjunction with the agreement, Mr. Sabra was awarded options to acquire 75,000 shares of the Company's Common Stock at an exercise price of $2.00 which options vest on January 1, 2005. Such options are subject to immediate vesting in the event the Company's stock price averages $3.50 per share for 180 consecutive days.

    Each of the executive employment agreements of Messrs. Ball, Schiffman and Sabra contain provisions that permit them to terminate their agreements for "good reason" including, but not limited to, a change-in-control as defined in the agreements, diminishment of duties, or transfer of substantially all of the Company assets. Upon such termination, the executive may be entitled to be paid a lump sum severance equal to his base salary through the remainder of his contract, plus an amount equal to the executive's last annual bonus.

REPORT ON REPRICING OF STOCK OPTIONS

    The Company did not adjust or amend the exercise price of stock options previously awarded to any officer or director of the Company during the fiscal year ended September 30, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Set forth below is information, as of May 31, 2001, with respect to the beneficial ownership of the Common Stock by (i) each person or group who is known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) each of the directors of the Company, (iii) each of the executive officers of the Company named in the compensation table under Item 10, "Executive Compensation", and (iv) all directors and executive officers of the Company, as a group (seven persons). Information as to Robert S. Ellin and related investors is based on a Schedule 13D, as amended, filed by such group.

                                                        NUMBER OF SHARES
IDENTITY OF BENEFICIAL OWNER                            OF COMMON STOCK     NOTES     PERCENT OF CLASS
----------------------------                            ----------------   --------   ----------------
Jerome E. Ball........................................       446,500         (a)         6.3%
1801 Green Road, Suite E
Pompano Beach, FL 33064

Theodore H. Schiffman.................................       521,100       (b) (d)       7.3%
1801 Green Road, Suite E
Pompano Beach, FL 33064

Michael Schiffman.....................................     1,000,327       (c) (d)       14.0%
1801 Green Road, Suite E
Pompano Beach, FL 33064

Philip B. Kart........................................        96,250         (e)         1.4%
1801 Green Road, Suite E
Pompano Beach, FL 33064

Noah Fleschner........................................        10,330         (f)           *
1801 Green Road, Suite E
Pompano Beach, FL 33064

Samson Helfgott.......................................        10,000         (f)           *
1801 Green Road, Suite E
Pompano Beach, FL 33064

Norman Ricken.........................................        30,000         (f)           *
1801 Green Road, Suite E
Pompano Beach, FL 33064

Robert S. Ellin and related investors.................       694,517         (g)         9.7%
750 Lexington Avenue
New York, NY 10022

All directors and executive officers as a group (7
  persons)............................................     2,114,507                     29.7%

------------------------

*   Less than 1 percent

(a) Includes 250,000 shares of Common Stock issuable upon the exercise of vested stock options at an exercise price of $1.75.

(b) Includes 40,700 shares owned by Mr. Theodore Schiffman's wife, as to all of which shares Mr. Schiffman disclaims beneficial ownership. Includes 300,000 shares subject to options granted by the Company on November 15, 1995 at an exercise price of $2.00. The exercise price of these options was reduced to $1.10 in connection with his resignation and the THS Consulting Agreement.

(c) Includes 200,000 shares subject to vested options granted by the Company on September 9, 1999 at an exercise price of $1.88 per share, 150,000 shares subject to vested options granted by the Company on January 1, 2001 at an exercise price of $1.50 per share, 300,000 shares subject to vested options granted by the Company on January 1, 2001 at $2.00 per share.

(d) Theodore H. Schiffman, the Chairman Emeritus of the Company, is the father of Michael Schiffman, the Executive Vice President and a director of the Company and Stephen Schiffman, the Secretary of the Company. Each of Theodore H. Schiffman, Michael Schiffman and Stephen Schiffman disclaims beneficial ownership of shares beneficially owned by the others.

(e) Includes 75,000 fully vested options granted by the Company on August 16, 2000 at an exercise price of $2.00.

(f) Includes 10,000 shares subject to fully vested options granted by the Company on January 1, 2001 at an exercise price of $2.00.

(g) Includes (i) 276,350 shares of Common Stock owned by Atlantis
    Equities, Inc. ("Atlantis"), a corporation for which Mr. Ellin is the sole officer and director, (ii) 37,500 shares of Common Stock owned by Robert Ellin Family 1997 Trust (the "Trust"), of which Mr. Ellin's father is the trustee and of which his minor children are the beneficiaries as to which Mr. Ellin disclaims beneficial ownership, (iii) 2,500 shares of Common Stock owned by Mr. Ellin, (iv) 268,167 shares of Common Stock owned by the Robert Ellin Profit Sharing Plan (the "Plan") of which Mr. Ellin is the beneficiary, and (v) 110,000 shares of Common Stock held by Nancy J. Ellin, the wife of Mr. Ellin.

                                   PROPOSAL 2
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    On May 1, 2001, the Company engaged Ernst & Young, LLP as its independent accountants for the fiscal year ending September 30, 2001 and dismissed its former independent accountants, Patrusky Mintz & Semel, LLP. Patrusky Mintz & Semel, LLP served as the Company's independent accountants for the fiscal year ended September 30, 2000 and for the interim period through April 30, 2001. The Company's Audit Committee recommended the change of accountants and the Board of Directors unanimously approved the change.

    The reports of the former accountants for the past two years did not contain an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles.

    During the two most recent fiscal years and to the date hereof, there have been no disagreements between the Company and its former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

    The appointment of Ernst & Young, LLP is being submitted to shareholders for ratification.

    Representatives of Ernst & Young, LLP will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

FEES

    For the fiscal year ended September 30, 2000, the Company incurred audit fees of approximately $38,700 for services provided by Patrusky Mintz & Semel, LLP.

    Patrusky Mintz & Semel, LLP did not perform any professional services in connection with operating or supervising the operation of the Company's information system or managing its local area network, nor did they perform any professional services in connection with designing or implementing a hardware or software system.

    The Company did not incur any other fees during the fiscal year ended September 30, 2000 payable to Patrusky Mintz & Semel, LLP.

SHAREHOLDER VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting is required to ratify the appointment of public accountants.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG, LLP AS INDEPENDENT AUDITORS OF THE COMPANY, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

                  DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2001

    Shareholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company's 2002 Annual Meeting of Shareholders must be received at the Company's offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064, no later than 120 days prior to the Company's next Annual Meeting, for inclusion in the Company's proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Securities and Exchange Commission rules and regulations.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

    THE COMPANY UNDERTAKES TO PROVIDE ITS SHAREHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, FORWARD INDUSTRIES, INC., 1801 GREEN ROAD, SUITE E, POMPANO BEACH, FLORIDA 33064.

                                   APPENDIX A
                         CHARTER OF THE AUDIT COMMITTEE
             OF THE BOARD OF DIRECTORS OF FORWARD INDUSTRIES, INC.

    The Audit Committee is appointed by the Board of Directors (the "Board") to assist the Board in its oversight responsibilities. The Audit Committee shall, through regular reports to the Board, (1) monitor the integrity of the Company's financial statements of the Company, (2) monitor the Company's compliance with legal and regulatory requirements, (3) monitor the independence and performance of the Company's internal and independent auditors.

    The Audit Committee shall have the authority to retain any special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee may conduct any investigation necessary to fulfilling its responsibilities and may request any officer or employee of the Company or the Company's outside counsel or independent auditor to meet with any members of, or consultants to, the Committee.

    The Audit Committee shall meet at least once each fiscal year and more frequently if circumstances dictate.

Membership of the Committee

    The members of the Audit Committee shall be appointed by the Board. The Audit Committee shall be comprised of not less than two members of the Board, each of whom shall meet the independence, experience and all other requirements of the Nasdaq National Market. If the Audit Committee shall be comprised of three or more members of the Board, then at least a majority of such committee members must meet the independence requirements as stated in NASD
Rule 4310(c)(26)(B).

Responsibilities and Duties

    The Audit Committee shall:

1. Review and reassess the adequacy of this Charter at least annually and submit the charter to the Board with any recommended changes to the Board for approval.

2. Recommend to the Board the appointment of the independent auditor, evaluate with the Board the performance of the independent auditor, and approve any discharge of any independent auditors when circumstances warrant.

3. Approve the fees and any other significant compensation to be paid to the independent auditor, who is ultimately accountable to the Audit Committee and the Board.

4. Review and discuss with the independent auditor the auditor's independence consistent with Independence Standards Board Standard 1, and, if it so determines, recommend that the full Board take appropriate action to oversee the independence of the auditor.

5. Review the independent auditor's audit plan regarding the planning, scope and staffing of the audit.

6. Review with management, independent auditor, and internal auditors the Company's financial reporting processes and controls, including significant financial risk exposures and the steps management has taken to monitor and control such exposures.

7. Review with management, independent auditor, and internal auditors significant financial reporting findings and judgments made during, or in connection with, preparation of the Company's financial statements.

8. Review the Company's annual audited financial statements to be included in the Company's Annual Report on Form 10-K with management and independent auditor prior to filing or distribution. Review shall include any significant issues regarding accounting and auditing principles, practices, and judgments as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

9. Review with management and independent auditor the Company's quarterly financial results prior to the release of earnings and filing and distribution of its Form 10-Q.

10. Review significant recommended changes to the Company's auditing and accounting principles and practices by management, independent auditor, or internal auditors.

11. Obtain from the independent auditor verification that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

12. Prepare an annual report to shareholders to be included in the Company's proxy statement as required by the Securities and Exchange Commission

13. Discuss with the independent auditor matters required to be communicated to audit committees in accordance with AICPA SAS 61.

14. Review the organizational structure, plan, and budget of the internal audit department.

15. Review the appointment, performance, and replacement of the senior internal auditing executive.

16. Review the internal auditing committee's significant reports to management and the management's responses.

17. Review with Company counsel any legal matters that may have a significant impact on the Company's financial statements, the Company's compliance with applicable laws, and any significant reports or inquiries received from governmental and regulatory agencies.

18. Obtain reports from management, the Company's senior internal auditing executive, and the independent auditor that the Company's subsidiary and foreign affiliated entities are in compliance with any applicable legal requirements.

19. Review self-assessment of audit committee performance and report to the Board on significant results of foregoing activities.

20. Meet during annual and separate executive meetings with the independent auditor, senior internal auditing executive, and chief financial officer.

21. Perform any other activities deemed appropriate by the Board and consistent with this Charter, the Company's by-laws, and governing laws.

    The Audit Committee has the responsibilities established in this Charter and is not responsible 1) to plan or conduct audits, 2) to verify that the Company's financial statements are complete, accurate, and in accordance with generally accepted accounting principles, 3) to resolve disagreements between management, internal auditors, and the independent auditor, or 4) to assure compliance with laws and regulations.